UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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QUORUM HEALTH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUORUM HEALTH CORPORATION

1573 Mallory Lane

Brentwood, Tennessee 37027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 8, 2018

Dear Stockholder:

On Friday, June 8, 2018, Quorum Health Corporation will hold its annual meeting of stockholders in Salon A of the Hilton Garden Inn at 9150 Carothers Parkway, Franklin, Tennessee 37067. The meeting will begin at 8:00 a.m. (local time), and is being held for the following purposes:

1.	To elect seven nominees for director of the Company, nominated by the Board of Directors, with each director to serve until the 2019 annual meeting of the stockholders of the Company and until his or her successor is elected and qualified;

2.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

3.	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders that owned our common stock at the close of business on April 20, 2018 are entitled to notice of, and may vote at, this meeting. A list of our stockholders of record will be available at our corporate headquarters located at 1573 Mallory Lane, Brentwood, Tennessee 37027, during ordinary business hours, for 10 days prior to the annual meeting.

References to “Quorum Health,” “QHC,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to Quorum Health Corporation and its applicable affiliates unless otherwise indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

R. Harold McCard, Jr.
Senior Vice President, General Counsel and Secretary

ANNUAL MEETING OF STOCKHOLDERS

OF

QUORUM HEALTH CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF

QUORUM HEALTH CORPORATION

1573 Mallory Lane

Brentwood, Tennessee 37027

PROXY STATEMENT

April  27, 2018

INTRODUCTION

Solicitation

This Proxy Statement, the form of proxy card and the 2017 Annual Report to Stockholders (with Form 10-K for the year ended December 31, 2017) of Quorum Health Corporation (“Quorum Health,” “QHC” or the “Company”) are being made available to stockholders beginning on or about April 27, 2018. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the Company’s 2018 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our direct and indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by direct and indirect subsidiaries of the Company.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are advising our stockholders of the availability on the Internet of our proxy materials related to our forthcoming annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON JUNE 8, 2018: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE 2017 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.QUORUMHEALTH.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS OUR PROXY MATERIALS AT WWW.PROXYVOTE.COM.

When and where will the Meeting be held?

The Meeting will be held on Friday, June 8, 2018 at 8:00 a.m. (local time) in Salon A of the Hilton Garden Inn at 9150 Carothers Parkway, Franklin, Tennessee 37067.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Chief Executive Officer or the Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. You should vote on and sign each proxy card you receive. If your shares are held by a broker, bank, trustee or other nominee (i.e., in “street name”), you will receive voting instructions from your broker, bank, trustee or other nominee regarding how you may vote such shares.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of, and to vote on, the matters described in this Proxy Statement if you owned shares of common stock of the Company (“Common Stock”) at the close of business on our record date of April 20, 2018.

How many shares of Common Stock may vote at the Meeting?

As of April 20, 2018, there were 31,162,241 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you can vote your proxy by mailing in the enclosed proxy card or you can use one of the alternatives below:

To vote by telephone: 1-800-690-6903

To vote by Internet: www.proxyvote.com

Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16 digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the Internet, there is no need for you to mail back your proxy card.

If you received a notice instead of printed copies of the proxy materials, you should follow the voting instructions set forth in the notice.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting. In order to be admitted to the Meeting, you must present valid government-issued photo identification and proof of ownership of the Company’s stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership on the record date, a proxy card, or a legal proxy provided by your broker, bank, trustee or other nominee.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the seven (7) nominees for director: James T. Breedlove, Joseph A. Hastings, D.M.D., Thomas D. Miller, Barbara R. Paul, M.D., Terry Allison Rappuhn, Alice D. Schroeder and R. Lawrence Van Horn, Ph.D., to one-year terms expiring at the 2019 Annual Meeting of Stockholders and until his or her successor is elected and qualified.
Proposal 2 —	FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.
Proposal 3 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2018.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, the Chief Executive Officer or the Secretary will vote your shares in accordance with the Board’s recommendations for the Proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 3) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only that matter if you fail to provide instructions.

On the other hand, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1) and the approval of named executive officer compensation (Proposal 2) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason.

Please note that your broker, bank, trustee or other nominee does not have the discretion to vote shares on your behalf with respect to “non-routine” matters. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on at least Proposals 1 and 2.

How many votes must be present to hold the Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Meeting will constitute a quorum for the transaction of business at the Meeting.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for the election of directors (Proposal 1), will have the same effect as a vote against the matter. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any matter other than for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 3). In the case of Proposal 3, a broker non-vote will have the same effect as a vote against the matter.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to the Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card;

•	By submitting another vote by telephone or over the Internet; or

•	By attending the Meeting and voting your shares in person before your proxy is exercised at the Meeting.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1 —	Election of seven (7) directors	Votes Cast for the Election of that Nominee Must Exceed Votes Cast Against the Election of that Nominee (“Plurality of Votes Cast”)	No

Proposal 2 —	Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 —	Ratification of auditors for 2018	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on Proposal 1 with respect to any nominee, the abstention will not have any effect on the outcome of the vote with respect to such nominee.

With respect to Proposals 2 and 3 you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on either of Proposals 2 or 3 the abstention will have the same effect as an AGAINST vote.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, will aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, certain of our directors and officers, as well as employees of our management company, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, including information regarding directions to the Meeting, please call our Senior Vice President, General Counsel and Secretary, R. Harold McCard, Jr., at (615) 221-1400.

GENERAL INFORMATION

How may I contact the non-management members of the Board of Directors?

James T. Breedlove is the Chair of the Governance and Nominating Committee of the Board of Directors. He and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:

c/o Quorum Health Corporation

1573 Mallory Lane

Brentwood, TN 37027

Attention: R. Harold McCard, Jr.

Corporate Secretary

(615) 221-1400

Investor_Communications@quorumhealth.com

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Quorum Health Corporation

1573 Mallory Lane

Brentwood, TN 37027

(615) 221-1400

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive or otherwise not credible, or that solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board of Directors is governed by the Amended and Restated By-laws of the Company, and is further described in our Governance Guidelines (the “Governance Guidelines”). Currently, there are six (6) members of our Board of Directors.

A majority of our directors must be “independent” under NYSE rules. In addition, our Governance Guidelines include independence standards established by our Board to assist it in determining independence in accordance with such rules for those directors who are not also members of management. To determine whether our directors and director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE and SEC. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors and director nominees to a questionnaire that solicited information about their relationships. The Board also considers any relationships between the Company and other organizations on which our directors serve as directors or with respect to which such directors are otherwise affiliated. The Board determined that all of our non-management directors satisfied all of the independence standards set forth in the Governance Guidelines (including the specific standards applicable to members of our Audit and Compliance Committee and Compensation Committee) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board of Directors has affirmatively determined that all of the following non-management directors are independent under the Governance Guidelines and the applicable rules of the NYSE and the SEC:

James T. Breedlove

Joseph A. Hastings, D.M.D.

Barbara R. Paul, M.D.

Terry Allison Rappuhn

Alice D. Schroeder

R. Lawrence Van Horn, Ph.D.

Do the independent members of the Board of Directors meet in separate sessions?

The independent members of our Board meet frequently in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. The Chair of the appropriate Board committee presides over those sessions at which the principal item to be considered is within the scope of his or her committee. In the absence of a particular committee-related subject matter, the Chair of the Board presides at the executive session. During 2017, the independent members of our Board met in executive session eleven times, either in conjunction with a Board meeting or a committee meeting at which the other independent members were present.

What is the leadership structure of the Board of Directors?

The Board does not have a formal policy with respect to separation of the offices of Chair of the Board and Chief Executive Officer. As set forth in the Company’s Governance Guidelines, the Board believes that it should maintain flexibility to select our Chair and Board leadership structure from time to time. Currently, Terry Allison Rappuhn has served as non-executive Chair of the Board since March 2018 and Thomas D. Miller serves as our Chief Executive Officer. Mr. Miller is also a member of the Board. The Board believes that this leadership structure, which separates the Chair and Chief Executive Officer roles, is the most effective and appropriate leadership model for the Company at this time because it allows Mr. Miller to focus on operating and managing our Company, while Ms. Rappuhn can focus on leading our Board. As described below, we believe our governance practices ensure that skilled and experienced independent directors provide independent guidance and leadership. Given Ms. Rappuhn’s experience with public healthcare companies in the process of building infrastructure, systems and teams, and her tenure as a member of the board of directors of six public companies over a ten-year period, extensive experience in the healthcare industry, and an understanding of strategic, operational and financial issues of public companies, the Board believes that she is especially qualified to serve as Chair of the Board.

The Board is responsible for broad corporate policy and overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chair and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors and are invited to, and frequently attend, all meetings of Board committees on which they do not serve. Directors have access to the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure continues to be effective and appropriate.

As indicated above, the independent members of the Board meet in executive sessions that are presided over by one of the independent members of the Board. As set out in the Governance Guidelines, the Chair of the appropriate Board committee presides over each executive session at which the principal item to be considered is within the scope of his or her committee. For all other executive session meetings, the presiding director is the Chair of the Board. Board independence is further achieved through the completely independent composition of the following standing committees: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees, and thus there is ample opportunity to meet and confer without any member of management present.

The Board has concluded that the structure and practices of the independent members of the Board of Directors assure effective independent oversight, as well as effective independent leadership while maintaining practical efficiency.

How does the Board of Directors oversee risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based committee that includes executives from our operations, internal audit, compliance, quality, revenue management, accounting, risk management, finance, human resources, information technology, and legal departments. The Board of Directors is responsible for the overall oversight of the Company’s risk management activities and annually performs a review of those activities along with a review of the Company’s enterprise risk assessment. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level.

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company, including cyber-security risk. The Audit and Compliance Committee also oversees the delegation of responsibility for the oversight of specific risk areas among the other Board committees, consistent with the committees’ charters and responsibilities.

The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. For additional information regarding the Company’s risk assessment of its compensation programs and practices, and relevant considerations in connection therewith, see “Executive Compensation – Compensation Discussion and Analysis – Additional Executive Compensation Policies – Risk Assessment of Executive Compensation.”

Management provides regular updates throughout the year to the respective Board committees regarding the management of the risks each committee oversees, and each of these committees discuss those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board members participate. At least once every year, the Audit and Compliance Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate. The Audit and Compliance Committee, together with the full Board of Directors, is actively involved in the oversight of risk issue identification and assessment at the Company and mitigation strategies employed by the Company with respect to each of these risks.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Chair addresses, in a director-only session, matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through our fully independent Audit and Compliance, Compensation and Governance and Nominating Committees, to exercise effective oversight of the actions of management, led by Ms. Rappuhn as Chair of the Board, in identifying risks and implementing effective risk management policies and controls.

What are the standing committees of the Board of Directors?

Our Board of Directors has four standing committees: Audit and Compliance, Compensation, Governance and Nominating, and Patient Safety and Quality of Care. Each of the Audit and Compliance, Compensation, and Governance and Nominating Committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the applicable committee charter. Each standing committee operates pursuant to a committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee	Patient Safety and Quality of Care Committee
Terry Allison Rappuhn, Chair James T. Breedlove R. Lawrence Van Horn, Ph.D.	R. Lawrence Van Horn, Ph.D., Chair James T. Breedlove Joseph A. Hastings, D.M.D.	James T. Breedlove, Chair Terry Allison Rappuhn Joseph A. Hastings, D.M.D.	Barbara R. Paul, M.D., Chair Joseph A. Hastings, D.M.D.

If elected, Alice D. Schroeder is expected to serve on the Audit and Compliance Committee and to qualify as an “audit committee financial expert” as defined by the Exchange Act.

How many times did the Board of Directors and its committees meet in 2017? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders. Our 2018 Annual Meeting of Stockholders will be the second annual meeting of stockholders that our Company has held. Quorum Health Corporation became an independent company on April 29, 2016 following the completion of our spin-off (the “Spin-off”) from Community Health Systems, Inc. (“CHS” or “Parent”).

In 2017, the Board of Directors held seven meetings. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he/she served during the period in which he/she served in 2017. The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management.

The Audit and Compliance Committee held nine meetings during 2017. A number of the meetings held by the Audit and Compliance Committee also included the other independent members of the Board of Directors. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the requirements of the Corporate Integrity Agreement, dated July 28, 2014, between CHS and the Office of Inspector General of the United States Department of Health and Human Services, and any amendments thereto (the “CIA”) under which the Company is bound; (iv) the independent registered public accounting firm’s qualifications and independence; and (v) the performance of the Company’s internal audit function and its independent registered public accounting firm. The Audit and Compliance Committee report is set forth later in this Proxy Statement.

The Compensation Committee held eight meetings during 2017. The primary purpose of the Compensation Committee is to: (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) administer the Quorum Health Corporation 2016 Employee Performance Incentive Plan; (iii) approve awards and grants and administer outstanding awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Quorum Health Corporation 2016 Stock Award Plan; and (iv) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Compensation Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since the Spin-off in 2016, Mercer Human Resources Consulting (“Mercer”), has served as the independent executive compensation consultant to the Compensation Committee. Mercer also provides limited consulting services to management; for 2017, these services were limited to the actuarial valuations related to the SERP plan. In 2017, the total amount paid to Mercer for the services provided to management was approximately $312,000. Mercer has entered into separate engagement letters with the Compensation Committee and management for the respective services rendered to each group. The Compensation Committee has assessed Mercer’s independence pursuant to the independence factors set forth for compensation consultants in the NYSE listing standards and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.

The Governance and Nominating Committee held five meetings during 2017. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s Governance Guidelines and make any recommended changes, additions or modifications; (iii) identify individuals qualified to become Board members and to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders; (iv) assist the Board by making recommendations regarding compensation for directors; and (v) subject to Delaware law, review and approve the Company’s policies on and responses to important stockholder issues and proposals, and recommend to the Board the placement of stockholder proposals, and the Board’s response thereto, in the proxy statement.

The Patient Safety and Quality of Care Committee held one meeting during 2017. The primary purpose of the Patient Safety and Quality of Care Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to or concerning the quality of care delivered to patients and efforts to advance the quality of care and patient safety at our hospitals and other affiliated healthcare facilities.

Who are the Company’s “audit committee financial experts”?

Our Board has determined that Terry Allison Rappuhn, Chair of the Board of Directors and Chair of our Audit and Compliance Committee, is an “audit committee financial expert” as defined by the Exchange Act. If elected, Alice D. Schroeder is also expected to qualify as an “audit committee financial expert” as defined by the Exchange Act.

Does the Company have a code of conduct?

The Company has a robust compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 2016.

Where can I obtain a copy of the Company’s Board of Directors’ governance documents?

Copies of the current version of our Governance Guidelines, including our independence standards, along with current versions of our Code of Conduct and Board committee charters are posted on the “About Us — Corporate Governance” section of our internet website at http://www.quorumhealth.com/about-us/corporate-governance/. These items are also available in print to any stockholder who requests them by writing to Quorum Health Corporation, Investor Relations, at 1573 Mallory Lane, Brentwood, TN 37027. In addition, we are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains our reports, proxy and information statements and other information we file electronically, including the current version of our Amended and Restated By-laws filed as an exhibit to our Annual Report on Form 10-K.

How are the Company’s Directors compensated?

Our Board of Directors has approved a compensation program for non-management directors, which consists of both cash and equity-based compensation. The Board’s compensation is typically reviewed annually by the Compensation Committee’s independent executive compensation consultant, Mercer, and the Governance and Nominating Committee, and adjusted if needed, on the same cycle as is our executive compensation.

Non-employee director compensation in 2017 consisted of an annual cash retainer of $90,000 and an annual equity award of 28,103 shares of restricted stock (valued at approximately $120,000 on the date of grant). These restricted stock awards fully vest on the first anniversary of the grant date. Under the 2017 non-employee director compensation program, we also paid annual cash retainer for serving as Board Chair of $75,000, an annual cash fee for serving as chair of the Audit and Compliance Committee of $20,000, an annual cash fee for serving as chair of the Compensation Committee of $15,000, an annual cash fee for serving as chair of the Governance and Nominating Committee of $10,000, and an annual cash fee for serving as chair of the Patient Safety and Quality of Care Committee of $10,000. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.

Non-management directors may elect to defer some or all of their cash compensation for the upcoming year into a cash account or stock unit account pursuant to the Company’s Director’s Fees Deferral Plan. When making a deferral election, a non-management director may elect to receive payment for the deferred amounts in a lump sum or in installments beginning either upon his or her separation from service with the Company or the attainment of an age specified by the non-management director.

Management directors do not receive any additional compensation for their service on the Board.

Non-Employee Director Compensation

The following table summarizes the aggregate fees earned or paid and the value of equity-based awards earned by our non-management directors in 2017:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($) (2)	Total Compensation ($)
Terry Allison Rappuhn	27,500	120,005	147,505
James T. Breedlove	100,000	120,000	220,000
Joseph A. Hastings, D.M.D.	90,000	120,000	210,000
Barbara R. Paul, M.D.	92,500	120,000	212,500
R. Lawrence Van Horn, Ph.D.	105,000	120,000	225,000
William M. Gracey (1)	165,000	120,000	285,000
Adam Feinstein (1)	82,500	—	82,500
William S. Hussey (1)	90,000	120,000	210,000

(1)	Messrs. Gracey, Feinstein and Hussey have since resigned as members of the Board of Directors.
(2)	This amount reflects the grant date fair value of director compensation earned in the form of shares of restricted stock awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2017, this value based award amount was for 28,103 shares of restricted stock granted on April 28, 2017 ($4.27 per share). Ms. Rappuhn joined the Board on September 28, 2017 and was awarded 23,953 shares ($5.01 per share) to approximate the same value given to the other six members of the Board on April 28, 2017. As of December 31, 2017, our non-management directors had a total of 195,488 shares of restricted stock outstanding. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

How are Directors nominated? What diversity considerations are evaluated in nominating Directors?

Nomination Process. The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement,

(iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company, (vi) other professional or business experience that may be helpful to address issues that come before the Board, and (vii) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chair’s and the Chief Executive Officer’s views as to areas in which management desires additional expertise, advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chair and the Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the Chair of the Governance and Nominating Committee, the Chair of the Board, and the Chief Executive Officer.

Board Nominee Diversity Considerations. As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added, including upon the decision of a Board member that he or she will not stand for re-election at the end of a then current term. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board of Directors, including:

•	The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

•	The management director’s views as to areas in which additional expertise, advice and counsel could be provided by the Board;

•	The mix of perspectives, experience and competencies currently represented on the Board; while this is primarily directed to the professional acumen of an individual, it may also include gender, ethnic and cultural diversity;

•	The results of the Board’s annual self-assessment process; and

•	As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Governance and Nominating Committee seeks candidates with broad background and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. The Governance and Nominating Committee also believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

The experience, skills and diversity contributions of each of the members of the Board of Directors is described below under “Members of the Board of Directors.”

The Governance and Nominating Committee will consider candidates for election to our Board of Directors who are recommended by stockholders. The Governance and Nominating Committee will only consider candidates who are recommended by stockholders submitted in accordance with the procedures set forth below in “How can I submit a stockholder proposal or nominate a Director for the 2019 Annual Meeting of Stockholders?” The Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees or other potential candidates recommended by a Board member, management, search firm or other source in order to evaluate any director nominations properly submitted by a stockholder.

Does the Company have limitations regarding service on other boards by the Company’s directors?

Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-management director of the Company may serve on more than four (4) other public companies’ boards of directors. In addition, no member of the Company’s Audit and Compliance Committee may serve on more than two (2) other companies’ audit committees. The Company’s Chief Executive Officer may not serve on more than two (2) other public companies’ board of directors and is required to obtain the approval of the Governance and Nominating Committee prior to accepting any such nomination or appointment. A director of the Company is required to notify the Chair of the Company’s Governance and Nominating Committee and the Secretary of the Company in a timely fashion of his or her appointment to or resignation from the board of directors of another public company. Any member of the Audit and Compliance Committee is also required to notify the Chair of the Company’s Governance and Nominating Committee and the Secretary of the Company of his or her appointment to or resignation from another company’s audit committee.

How can I submit a stockholder proposal or nominate a Director for the 2019 Annual Meeting of Stockholders?

If a stockholder seeks to have a proposal included in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than December 28, 2018 and be submitted in accordance with applicable rules and regulations. Such proposals must be delivered to Quorum Health Corporation, Attn: Secretary, 1573 Mallory Lane, Brentwood, TN 37027.

If a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8, or wishes to nominate an individual to serve as a director, such stockholder must comply with the advance notice procedures described in the Company’s Amended and Restated By-laws. For the Company’s 2019 Annual Meeting of Stockholders, the Secretary must receive notice of such business or director nomination no earlier than February 8, 2019 and no later than March 10, 2019 (or, if the annual meeting is called for a date that is not within thirty (30) days before or more than sixty (60) days after June 8, 2019, the notice must be received no later than the close of business on the one-hundred twentieth (120th ) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th ) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th ) day following the day on which public announcement of the date of such meeting is first made by the Company). Stockholder proposals with respect to such business or director nomination must be in proper written form and must meet the detailed disclosure requirements set forth in the Amended and Restated Company’s By-laws, including a description of the proposal, specific information regarding the stockholder proponents, including Company stock ownership and a description of all arrangements or understandings between such stockholder and any other person in connection with such proposal. The Company’s Amended and Restated By-laws also require that stockholder proposals concerning nomination of directors provide additional disclosure regarding any nominee, including any information that would be required to be disclosed in a proxy statement pursuant to the Exchange Act. If the chairman of the meeting determines that a nomination was not made in accordance with the procedures set forth in our Amended and Restated By-laws, our Amended and Restated By-laws provide that the chairman will declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

MEMBERS OF THE BOARD OF DIRECTORS

Each of the Company’s director nominees are nominated for election to a term of one (1) year. Upon the recommendation of the Governance and Nominating Committee, the seven (7) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
Terry Allison Rappuhn	61	Chair of the Board and Director
Thomas D. Miller	60	President, Chief Executive Officer, and Director
James T. Breedlove	70	Director
Joseph A. Hastings, D.M.D.	64	Director
Barbara R. Paul, M.D.	64	Director
Alice D. Schroeder	61	Director Nominee
R. Lawrence Van Horn, Ph.D.	50	Director

Terry Allison Rappuhn	Director Since 2017

Chair of the Board

Audit and Compliance Committee Chair

Governance and Nominating Committee Member

Ms. Rappuhn has served as Chair of the Board since March 2018. Ms. Rappuhn also currently serves as a director of Akorn, Inc. (Nasdaq: AKRX), a publicly-held specialty pharmaceutical company, and a director of Genesis Healthcare Inc. (NYSE: GEN), one of the nation’s largest post-acute care providers. Previously, Ms. Rappuhn served on the boards of Span-America Medical Systems, Inc. (2016-2017), AGA Medical Holdings, Inc. (2006-2010) and Genesis HealthCare Corporation (2003-2007). From 1999 to April 2001, Ms. Rappuhn served as Senior Vice President and Chief Financial Officer of Quorum Health Group, Inc. (previously a publicly-held company that was acquired by Triad Hospitals, Inc.), an owner and operator of acute care hospitals. From 1996 to 1999 and from 1993 to 1996, Ms. Rappuhn served as Quorum Health Group, Inc.’s Vice President, Controller and Assistant Treasurer and as Vice President, Internal Audit, respectively. Ms. Rappuhn has experience with public healthcare companies in the process of building infrastructure, systems and teams. She holds a Bachelor of Business Administration from Middle Tennessee State University and is a Certified Public Accountant with fifteen years of experience with Ernst & Young, LLP. Ms. Rappuhn brings valuable experience from her tenure as a member of the board of directors of six public companies over a ten-year period, extensive experience in the healthcare industry, and an understanding of strategic, operational and financial issues of public companies, to the Board.

Thomas D. Miller	Director Since 2016

Mr. Miller serves as President and Chief Executive Officer of the Company. In April 2016, he was also named to our Board. Prior to joining us, he served as president of Division V Operations for CHS where he oversaw operations of affiliated hospitals in Indiana, New Jersey, Ohio and Pennsylvania. He joined CHS in connection with the acquisition of Triad Hospitals Inc., in July 2007. Mr. Miller has more than 30 years of experience in hospital operations and executive management. Prior to joining CHS, from 1998 through 2007, he served as president and chief executive officer of Lutheran Health Network in northeast Indiana, a system that has grown to include eight hospital facilities. Mr. Miller holds a bachelor’s degree from Auburn University and a master’s degree in hospital and health administration from the University of Alabama at Birmingham. He currently serves on the Board of Trustees of the American Hospital Association. Mr. Miller brings valuable business, management and leadership experience, as well as extensive knowledge of the Company and its operations to the Board. Mr. Miller is able to use his experience and knowledge to contribute key insights into strategic, management and operational matters to the Board.

James T. Breedlove	Director Since 2016

Governance and Nominating Committee Chair

Audit and Compliance Committee Member

Compensation Committee Member

Mr. Breedlove retired in January 2015 from his positions as Senior Vice President, General Counsel and Corporate Secretary of Praxair, Inc. He joined Praxair in 2004 as Vice President, General Counsel and Corporate Secretary and became Senior Vice President in 2006. At Praxair, Mr. Breedlove oversaw Praxair’s Government Relations, Real Estate and Facilities Administration teams and led Praxair’s global Legal Department of over seventy lawyers and was responsible for managing global regulatory, compliance, transactional, securities law and corporate governance issues. Prior to his engagement with Praxair, Mr. Breedlove served as General Counsel for General Electric Company’s global Equipment Management business from 2002 to 2004, having previously served as a Senior Vice President and General Counsel to a division of General Electric Capital Corporation from 1992 to 2002. Mr. Breedlove was an Assistant to the Attorney General in the U.S. Department of Justice from 1990 to 1992. Prior to that, Mr. Breedlove held several positions with Philip Morris Capital Corporation from 1978 to 1990, after having begun his career as an associate at Davis Polk & Wardwell. Mr. Breedlove holds a B.A. degree from Harvard College, as well as an M.B.A. from Harvard Business School and J.D. from Harvard Law School. Mr. Breedlove brings executive leadership experience and corporate governance skills to the Board. He has held the positions of general counsel and corporate secretary at Fortune 500 companies and his extensive experience in industries (tobacco and industrial gases) with a high risk profile lends him a unique perspective on risk oversight.

Joseph A. Hastings, D.M.D.	Director Since 2016

Compensation Committee Member

Governance and Nominating Committee Member

Patient Safety and Quality of Care Committee Member

Dr. Hastings is a private practice orthodontist in Mobile, Alabama. Dr. Hastings brings over 33 years of experience and perspective as a healthcare practitioner to the Board. Dr. Hastings’ has served in numerous dental and orthodontic leadership positions in local, state, and national societies and has been published in several orthodontic journals. He is board certified in orthodontics. Dr. Hastings received a B.A. degree from the University of Alabama at Birmingham and graduated from the University of Alabama at Birmingham School of Dentistry. He completed his post-doctoral training at the Louisiana State University School of Dentistry in New Orleans. Dr. Hastings’ career in a small practice setting is typical to that of most of our facilities, and he is able to provide advice to the Board and management about trends in both medicine and the organization and operation of medical practices.

Barbara R. Paul, M.D.	Director Since 2016

Patient Safety and Quality of Care Committee Chair

Dr. Paul serves as an advisor and board member to healthcare companies. In addition to her role on our Board, she serves on the board of Natus Medical, Inc., a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in neurological dysfunction, epilepsy, sleep disorders, newborn care, hearing impairment and balance and mobility disorders. She served as Senior Vice President & Chief Medical Officer at CHS from July 2007 through 2014, providing leadership for a number of hospital acquisitions and integrations and being responsible for enhancing the company’s relationship with affiliated physicians, developing physician leaders, and providing strategic direction. Prior to CHS, Dr. Paul was Senior Vice President & Chief Medical Officer for Beverly Enterprises, Inc. (now Golden Living, Inc.). From 1999 to 2004, she worked at the federal Medicare program (Centers for Medicare & Medicaid Services, CMS) for appointees of Presidents Clinton and Bush, where she was Director of the Department of Quality Measurement & Health Assessment. Dr. Paul has a bachelor of science from the University of Wisconsin—Madison and earned her medical degree from Stanford University School of Medicine. Dr. Paul’s career is grounded by twelve years as a board-certified internist and full-time primary care physician. Dr. Paul brings the perspective of a physician to the Board. She also brings clinical insight to quality measures and reporting, electronic health record implementation, and federal government regulation of hospital-practitioner relationships.

R. Lawrence Van Horn, Ph.D.	Director Since 2016

Compensation Committee Chair

Audit and Compliance Committee Member

Professor Van Horn is an associate professor of management and faculty director at Vanderbilt University’s Owen School of Management. He is a leading expert and researcher on healthcare management and economics. Professor Van Horn consults for national consulting firms, providers, managed care organizations, and pharmaceutical firms. Professor Van Horn also holds faculty appointments in the Vanderbilt University School of Medicine and Law School. Prior to his tenure at Owen, from 1996 to 2006, Professor Van Horn served as an associate professor of economics and management at the William E. Simon Graduate School of Business at the University of Rochester where he was responsible for their graduate programs in health administration. He currently serves on the board of Community Healthcare Trust Inc. (NYSE: CHCT) and Experience Wellness Centers. He is the CEO of Preverity Inc., Managing Partner of LVH Economics, and Senior Professional with Competition Economics. Professor Van Horn holds a Ph.D. from the University of Pennsylvania’s Wharton School and an M.B.A., a Master’s in Public Health and a B.A. from the University of Rochester. Professor Van Horn brings his extensive knowledge and research into healthcare industry economics and governance to the Board. He also has unique experience with healthcare decision makers and business executives nationwide regarding healthcare policy.

Alice D. Schroeder	Director Nominee

If elected, Ms. Schroeder is expected to join our Audit and Compliance Committee

Ms. Schroeder is a former financial analyst and Certified Public Accountant, and she has served as a board member for various businesses, including financial institutions. Since 2013, she has served on the board of Prudential plc, a FTSE 20 financial services company, where she is a member of the audit and risk committees. Since February 2016, she has served as a board member, chair of the audit committee and member of the governance committee of Bank of America Merrill Lynch International, a subsidiary of Bank of America Corporation (NYSE: BAC), a financial institution. Previously, Ms. Schroeder served as a board member of Cetera Financial Group, a provider of retail investment advice services, from 2012 until its sale to RCS Capital Corporation in April 2014. From October 2014 to its sale to Showfer Media LLC in May 2017, Ms. Schroeder served as CEO and chair of the board of directors of WebTuner Corporation, a developer of media software platforms. She began her career as a Certified Public Accountant at Ernst & Young and spent two years as a project manager at the Financial Accounting Standards Board, where she was the primary author of several key accounting standards. Ms. Schroeder was a managing director at Morgan Stanley, PaineWebber & Co. and CIBC Oppenheimer & Co., where she led award-winning research analyst teams beginning in 1993. Ms. Schroeder holds M.B.A. and B.B.A. degrees from The University of Texas at Austin. Ms. Schroeder brings to the Board valuable experience from her roles as a member of the board of directors of other companies, her extensive knowledge of capital markets and financial and accounting standards applicable to public companies, and her turnaround and technology experience as a CEO.

EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of April 6, 2018:

Name	Age	Position
Thomas D. Miller	60	President, Chief Executive Officer and Director
Alfred Lumsdaine	52	Executive Vice President and Chief Financial Officer
Martin D. Smith	50	Executive Vice President and Chief Operating Officer
Shaheed Koury, M.D.	51	Senior Vice President and Chief Medical Officer
R. Harold McCard, Jr.	57	Senior Vice President, General Counsel and Secretary

Thomas D. Miller — The principal occupation and employment experience of Mr. Miller during the last five years is set forth above under the heading “Members of the Board of Directors.”

Alfred Lumsdaine serves as Executive Vice President and Chief Financial Officer and from January 2018 to April 2018 served as our Executive Vice President of Finance. Prior to joining the Company in January 2018, Mr. Lumsdaine served as President of Population Health for Sharecare, Inc., a digital health company, a position he held since 2016. Prior to joining Sharecare, Mr. Lumsdaine served as Chief Financial Officer of Tivity Health, Inc. (f/k/a Healthways, Inc.) (Nasdaq: TVTY), a provider of fitness activity programs, since 2011. Previously, Mr. Lumsdaine was Controller and Chief Accounting Officer at Tivity Health, Inc., a role he assumed in 2002 when he first joined the company. Prior to joining Tivity Health, Inc., Mr. Lumsdaine held the position of Treasurer and Controller for Logisco, Inc., which followed senior level financial positions with Aegis Therapies and Theraphysics, a provider of rehabilitation and wellness services. Mr. Lumsdaine started his career with the Nashville office of Ernst & Young, spending over eight years in the external audit practice, primarily focused on the healthcare industry, and subsequently directed the North America internal audit department of Willis. Mr. Lumsdaine is a Certified Public Accountant and earned both his B.S. in Accounting and Masters of Accountancy from the University of Tennessee.

Martin D. Smith serves as Executive Vice President and Chief Operating Officer. In that position he oversees our hospital operations as well as strategic growth initiatives. Mr. Smith has been an executive officer of the Company since our Spin-off in April 2016. Prior to the Spin-off, Mr. Smith served as Division III President of Operations for CHS with operational and management responsibilities for 35 affiliated hospitals in Illinois, Kentucky, Tennessee and West Virginia. He joined CHS in 1998 as a hospital CEO in Cleveland, Tennessee. In 2005, Mr. Smith was named a vice president of group operations, and he was promoted to Division President in 2008. Mr. Smith holds a M.B.A. from the University of Tennessee.

Shaheed Koury, M.D. serves as Senior Vice President and Chief Medical Officer. Dr. Koury has been an executive officer of the Company since our Spin-off in April 2016. Prior to the Spin-off, he served as Vice President for Quality and Clinical Transformation for CHS, where he led development and implementation of clinically-integrated networks for several CHS markets. Dr. Koury previously worked as an emergency department physician in Fort Wayne, Indiana and Cincinnati, Ohio and was an Assistant Professor at the University of Kentucky’s Emergency Medicine Residency Program. Dr. Koury received his medical degree at the University of Kentucky. He completed an emergency medicine residency at East Carolina University in Greenville, North Carolina. Dr. Koury earned his M.B.A. with a focus in Health Care Management from Indiana Wesleyan University in Fort Wayne, Indiana. He has written and published several papers in the health care field and presented at several national meetings.

R. Harold McCard, Jr. serves as Senior Vice President, General Counsel and Secretary. Mr. McCard oversees all legal aspects for Quorum Health Corporation. Mr. McCard has been an executive officer of the Company since our Spin-off in April 2016. Prior to the Spin-off, Mr. McCard served as Deputy General Counsel — Operations for

CHS and was responsible for the managing the legal teams that supported Division operations. Mr. McCard joined CHS in 2007 as Vice President and Associate General Counsel, bringing over 20 years of health law practice experience and was promoted to Deputy General Counsel — Operations in 2013. He is a graduate of Princeton University and the Walter F. George School of Law at Mercer University. Mr. McCard is a member of the American Health Lawyers Association where he serves on the Board of Directors. He serves on the Board of Governors, and as the Chair of the Legal and Operational Policy Committee, for the Federation of American Hospitals.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the seven (7) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

James T. Breedlove

Joseph A. Hastings, D.M.D.

Thomas D. Miller

Barbara R. Paul, M.D.

Terry Allison Rappuhn

Alice D. Schroeder

R. Lawrence Van Horn, Ph.D.

Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one (1) year term to which he or she has been nominated, if elected. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any Board nominee will be unable or unwilling to serve if elected as a director.

Required Vote

Each director nominee will be elected if he or she receives more votes “for” his or her election than “against” his or her election. Abstentions and broker non-votes in connection with the election of directors have no effect on such election. If any director nominee does not receive more votes “for” his or her election than “against”, then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board following certification of the vote. The Governance and Nominating Committee (excluding any member of such committee whose resignation is to be considered) is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within ninety (90) days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders with the opportunity to vote to approve the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with SEC compensation disclosure rules.

As described in detail under “Executive Compensation — Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns. To remain competitive in one of the nation’s largest and most dynamic industries, continued Company growth in revenue and profitability (growth in earnings before interest, tax, depreciation and amortization (“EBITDA”)) are paramount objectives of the Company’s strategy. We believe that rewarding these strategic imperatives through effective and appropriate compensation and retention tools yields the desired alignment with stockholder interests, with the goal of maximizing stockholder value.

Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly comprised of independent members of the Board of Directors) and our Compensation Committee engages an independent executive compensation consultant, Mercer, to provide advice to the Compensation Committee.

Through the use of the tools described below, our Compensation Committee seeks to reward and retain executives based on their performance and future potential, while acknowledging that sufficient flexibility must be maintained to ensure that the overall philosophical intent of the executive compensation program is achieved. The tools currently used by the Company (as applied to each named executive officer) include:

•	Annual base salary that is competitive with our peer group companies;

•	Annual target incentive cash compensation that is at risk, performance-based, and tied to the attainment of the Company’s growth and quality objectives;

•	Longer-term (three-year vesting) incentive awards of stock-based compensation that are performance-based and, accordingly, are at risk and that further align the interests of executive management with maximization of long-term stockholder value; and

•	Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company considers and applies many governance best-practices in implementing its compensation programs. For example, all executives adhere to stock ownership guidelines, cash incentive compensation is capped and allocated among components to avoid undue risk, and each of our executives is an at-will employee.

We believe that our compensation philosophy and program have yielded the desired results in both challenging times for our economy and circumstances for our industry.

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements meet the goals of the program and the expectations of our stockholders and makes adjustments as necessary.

The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation, the Compensation Committee will consider the results of this advisory vote and will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis summarizes the material elements of our compensation programs for our named executive officers (“NEOs”). For the fiscal year ended December 31, 2017, our NEOs were:

Executive	Position

Thomas D. Miller	President, Chief Executive Officer and Director
Michael J. Culotta	Former Executive Vice President and Chief Financial Officer (1)
Martin D. Smith	Executive Vice President and Chief Operating Officer
James Matthew Hayes	Former Senior Vice President of Operations (2)
R. Harold McCard, Jr.	Senior Vice President, General Counsel and Secretary

(1)	Mr. Culotta resigned his position as our Executive Vice President and Chief Financial Officer effective March 31, 2018.
(2)	On January 26, 2018, Mr. Hayes, was appointed to serve as Regional Vice President of Quorum Health Resources LLC, one of our wholly-owned subsidiaries. Mr. Hayes terminated his employment with us effective March 2, 2018.

Executive Summary

The basic purpose of the Company’s executive compensation program is to attract and retain seasoned professionals with demonstrated abilities to capitalize on growth opportunities in both same-facility and new markets (both geographic and business line), while also adhering to rigorous expense management in an environment of ethical and compliant behavior. By maintaining a competitive executive compensation program, incorporating short-term and long-term components that align the interests of executive management with stockholders and assist in retaining and attracting valuable executive talent, the Company believes that executives are appropriately incentivized to drive Company performance and maximize stockholder value.

2017 Business Highlights

Highlights during fiscal year 2017 include the following:

•	Took steps to achieve the objectives of (1) refining the Company’s portfolio to include high-quality hospitals and outpatient services, and (2) grow the Company’s revenues and margins;

•	Sold 72-bed L.V. Stabler Memorial Hospital and its affiliated outpatient facilities, located in Greenville, Alabama, for $2.8 million;

•	Sold 70-bed Sunbury Community Hospital and its affiliated outpatient facilities, located in Sunbury, Pennsylvania and 47-bed Lock Haven Hospital and its affiliated outpatient facilities, located in Lock Haven, Pennsylvania, for combined proceeds of $9.1 million;

•	Sold 231-bed Trinity Hospital of Augusta and its affiliated outpatient facilities, located in Augusta, Georgia, for $15.9 million;

•	Sold 60-bed Cherokee Medical Center and its affiliated outpatient facilities, located in Centre, Alabama, for $4.3 million;

•	Successfully recruited 104 physicians to our hospitals;

•	Demonstrated a 92% improvement in serious safety events in comparison to our baseline in 2013;

•	Demonstrated a 5.5% improvement in quality scores as measured by a variety of internal metrics and industry standards in comparison to our baseline as of September 30, 2016; and

•	Successfully engaged our physicians in establishing clinical best practices.

Compensation and Governance Highlights

Our executive compensation program has been designed to conform to compensation and governance best practices. For example, we have implemented the following policies, highlighting our commitment to conforming to governance best practices and responsiveness to the perspective of stockholders:

What We Do	What We Don’t Do

Pay for Performance	Employment Agreements with Multi-year Guarantees of Compensation
Multiple Performance Metrics in Our Incentive Plans	Permit Pledging or Hedging of Company Stock by Directors, Executives, and Certain Other Employees
Stock Ownership Guidelines	Repricing of Underwater Stock Options
“Clawback” Provisions	Provide for “Single-trigger” Change-of-Control Severance Payments
Award Caps on Incentive Plans	Provide Current Payment of Dividends or Dividend Equivalents on Unearned Equity Awards
Limited Perquisites	Provide Gross-ups on Perquisites
Use of a Representative and Relevant Peer Group for Benchmarking
Use an Independent Compensation Consultant
Annual Risk Assessment of Executive Compensation Programs Conducted by the Compensation Committee

Oversight of the Executive Compensation Program

The Compensation Committee of the Board oversees the Company’s executive compensation program. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE, each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) and is a “non-employee director” for purposes of Section 16(b) of the Exchange Act.

The Chief Executive Officer (“CEO”) periodically reviews the performance of each of the NEOs, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides recommendations to the Compensation Committee. The Compensation Committee can exercise its discretion to modify any recommendations and make final decisions. The Committee evaluates the CEO’s performance and determines and approves the CEO’s compensation based on this evaluation.

Executive Compensation Philosophy and Core Principles

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, facilitate the retention and attraction of top talent, incentivize the successful attainment of future goals, and ultimately drive superior shareholder returns.

The core principles applied by the Company in implementing this philosophy are to provide target compensation levels and a mix of compensation vehicles for each executive that is:

•	Positioned competitively relative to comparable roles at our peers and at companies in the broader market;

•	Ties wealth creation for our executives to the successful execution of the growth objectives under both our short-term and long-term business strategy;

•	Aligns the interests of executive management with stockholders; and

•	Retains and attracts valuable executive talent.

The compensation elements used by the Company during 2017 to reinforce the Company’s compensation philosophy included:

•	Base salaries that are market competitive considering an individual’s role and responsibilities as well as his or her performance;

•	Annual cash incentive opportunities and equity-based incentive awards that are comparable — both in terms of design and opportunity levels — with our selected peer group companies (see below for a discussion of our peer group);

•	Annual target cash incentive compensation that is at-risk, performance-based, and tied to the attainment of the Company’s growth objectives;

•	Longer-term incentive awards of stock-based compensation that are predominately performance-based and, accordingly, are at risk and further align the interests of executive management with our stockholders; and

•	Provision of longer range savings, retirement, and other benefits, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The majority of our NEOs’ compensation is performance-based and is granted in the form of both short- and long-term incentives. Individuals in a position to influence the growth of stockholder value have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The targeted mix of the compensation program elements for the CEO and other NEOs is shown in the following charts:

2017 “Say-on-Pay” Vote Result

Last year our stockholders approved an annual frequency for Say-on-Pay votes. In 2017, our Say-on-Pay proposal passed with 88 percent support for our executive compensation programs for our NEOs as described in our 2017 Proxy Statement. Based on the results of the 2017 vote and our ongoing dialogue with stockholders, as well as a consideration of evolving best practices, the Committee continues to examine our compensation programs to ensure alignment with stockholder interests remains strong.

Components of the Executive Compensation Program

In setting 2017 compensation levels, the Compensation Committee consulted with its independent compensation consultant, Mercer. Mercer’s work included the identification and review of compensation data of a peer group developed by Mercer and analyzed compensation data at the market 25th percentile, median and 75th percentile for the executive officer positions.

Peer Group

The peer group was comprised of thirteen (13) similarly-sized companies that operate primarily in the healthcare facilities or managed healthcare industries. In selecting the preliminary peer group companies, consideration was given to revenue, market capitalization, enterprise value, number of employees of each company, and companies against which we compete for executive talent, while being sensitive to the positioning of the Company in relation to the peer group medians across the various size metrics.

The thirteen (13) companies included in the 2017 peer group analysis are listed below:

• AmSurg	• Magellan Health
• Brookdale Senior Living	• PharMerica
• Ensign Group	• Select Medical Holdings
• Genesis Healthcare	• Surgical Care Affiliates
• HealthSouth	• Triple-S Management
• Invacare	• Universal American
• LifePoint Health, Inc.

Base Salary

As part of its annual review, the Compensation Committee reviewed the base salaries of the Chief Executive Officer and the other NEOs. The Compensation Committee determined that there would be no change to the base salaries of the then-serving NEOs for fiscal year 2017. The base salary for each of our NEOs for 2016 and 2017 is set forth in the table below.

Name	2016 Base Salary	2017 Base Salary

Thomas D. Miller	$900,000	$900,000
Michael J. Culotta	600,000	600,000
Martin D. Smith	590,023	590,023
James Matthew Hayes	400,000	400,000
R. Harold McCard, Jr.	350,000	350,000

Cash Incentive Compensation

Cash incentive compensation awards to the NEOs were eligible to be made pursuant to the Company’s 2016 Employee Performance Incentive Plan (“EPIP”). This non-equity incentive compensation plan provides for a wide range of potential awards and is utilized as a compensation vehicle for many employees. Cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and with stockholder interests and to reward employees for their contributions during the period to which the incentive award relates. Cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals.

Cash incentive compensation award targets are typically expressed as a percentage of the individual’s base salary. In 2017, the Compensation Committee established the target EPIP opportunities for our NEOs as follows:

Name	2017 Base Salary	2017 Target Bonus (1)

Thomas D. Miller	$900,000	125%
Michael J. Culotta	600,000	100%
Martin D. Smith	590,023	100%
James Matthew Hayes	400,000	60%
R. Harold McCard, Jr.	350,000	60%

(1)	Expressed as a percentage of the executive’s base salary. For 2017, there was not an opportunity to earn more than the target amount as described further in this section.

Under the 2016 EPIP with respect to the 2017 fiscal year, the target bonus amounts were eligible to be paid based on the Company’s achievement of target adjusted EBITDA and quality objectives, weighted 70% and 30%, respectively. Adjusted EBITDA focuses our executives on profitable growth and cash flow, while quality objectives emphasize the aggregate quality improvement across our hospitals as measured by a variety of internal metrics and industry standards. The quality objectives consist of an aggregation of publicly-reported quality metrics, metrics used in value-based purchasing, and other key internal metrics, such as those relating to patient safety, etc. measured on an aggregate improvement basis. The threshold level of Adjusted EBITDA must be achieved or no cash incentive compensation will be awarded under the plan.

At the time the target levels were set, the Compensation Committee believed that achieving the relevant targets used to determine bonus amounts, although challenging, was achievable with significant effort from the NEOs. The Compensation Committee determined that it was appropriate to set rigorous financial targets in order to motivate the NEOs to meet the Company’s business goals and to align NEOs’ interests with the goals and strategic initiatives established by the Company.

The following table shows the established targeted goals for adjusted EBITDA and quality objectives under the 2016 EPIP with respect to the 2017 fiscal year:

Performance Goal	Weighting	Threshold	Target	Maximum

Adjusted EBITDA	70%	$166.5 million	$185.0 million	$198.0 million
Quality Objectives	30%	1% improvement	>9% improvement	N/A

Actual Adjusted EBITDA in 2017 fell below the threshold level of performance of $166.5 million and thus no cash incentive compensation was awarded to the NEOs.

Long-term Incentives

Annual Equity Awards

Equity awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool, bridging annual base salary and incentive compensation payments to retirement and other end-of-service compensation benefits. Long-term incentives comprise a significant part of the Company’s executive compensation program.

Equity-based incentive awards are made pursuant to the Company’s 2016 Stock Award Plan (the “Stock Award Plan”). This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other share-based awards.

The Company believes annual equity grants directly and effectively align the interests of management with those of stockholders. The Compensation Committee reviews and adjusts annually the size and mix of award types.

In February 2017, the Compensation Committee met and approved grants of performance-based and time-based restricted stock to the NEOs. The following table summarizes the restricted stock grants made to the NEOs:

Name	Time- Based Restricted Stock Grants	Performance- Based Restricted Stock Grants

Thomas D. Miller	125,000	125,000
Michael J. Culotta	37,500	37,500
Martin D. Smith	25,000	25,000
James Matthew Hayes	17,500	17,500
R. Harold McCard, Jr.	12,500	12,500

The time-based restricted stock grants vest in one-third increments on each of the first three anniversaries of the grant date.

The performance-based awards have a two-year performance period, which if met, would lapse in full on the second anniversary of the grant date. The two-year performance period was selected primarily based on the uncertainty regarding the Affordable Care Act and the new administration’s policies and the need to set fair, yet challenging long-term goals in an uncertain environment.

The performance objective related to the performance-based restricted stock awards granted in 2017 that must be met is the Company’s attainment during the performance period (the twenty-four month period beginning January 1, 2017 and ending on December 31, 2018) of both an adjusted EBITDA performance goal, adjusted for divestitures (for the twelve months ended December 31, 2017 of $200 million and for the twelve months ended December 31, 2018 of $206 million) and a net operating revenues goal for the same twenty-four month period (for the twelve months ended December 31, 2017 of $2.2 billion and for the twelve months ended December 31, 2018 of $2.266 billion) approved by the Compensation Committee. For purposes of the equity-based incentive awards, adjusted EBITDA is defined as net income attributable to the Company before interest, income taxes, depreciation, and amortization, and adjusted to exclude the impacts of net income (loss) attributable to non-controlling interests, expenses related to legal settlements and related costs, impairment of long-lived assets and goodwill, net loss on sale of hospitals, transaction costs related to the Spin-off, post-Spin-off headcount reductions, and the operational losses of hospitals that were divested during the reporting period.

The two performance goals are weighted equally at 50%. Each performance goal has a threshold level of 80% of the goal, where 50% of the restricted stock awards are earned, and a maximum level of 120% of the goal, where 200% of the restricted stock awards are earned. Interpolation is used for performance between threshold and the performance goal, and between the performance goal and maximum. If performance is below threshold, no restricted stock awards are earned.

Notwithstanding the performance objectives and the vesting requirements described above, the restrictions will lapse earlier in the event of the death or disability of the grantee, or in the event of a change in control of the Company if and to the extent that the outstanding awards are not assumed, continued or replaced by the acquirer on terms that are equal to or more favorable than the terms of the original grant. In the event of a grantee’s termination of employment without cause by his or her employer, the award will not be terminated; rather when it is determined that the performance objective has been met (or if it has already been met), the award will accelerate in its entirety on such date.

Health and Welfare Benefits

The Company’s NEOs are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The NEOs are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s NEOs also participate in or receive additional benefits described below, which are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s NEOs also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. These plans include the Amended and Restated Supplemental Executive Retirement Plan (the “SERP”) and the QHCCS, LLC Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), each of which is a non-qualified plan under the IRC. The benefits under these plans are made available to the NEOs to encourage and reward their continued service through their most productive years. We believe that the provision of a retirement benefit is necessary to remain competitive with the Company’s peer group, and is thus an important element for the recruitment and retention of executives.

Perquisites

The Company provides limited perquisites to its NEOs, and it believes that the supplemental benefits that are provided to the NEOs are both (a) reasonable when compared to the peer group and other similarly-sized companies, and (b) appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the NEOs in an amount equal to four (4) times the individual’s base salary.

The Company operates aircraft to facilitate the operation and management of its business. The Board has adopted a policy that requires the CEO to use the Company’s aircraft for both his business and personal travel, provided that when travel by commercial aircraft is demonstrably more efficient and does not involve unreasonable personal risk, the CEO may use commercial aircraft. From time to time, and if approved by the CEO, the other NEOs are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each NEO’s personal aircraft usage has been included in the Summary Compensation table below. In addition, NEOs are taxed on the income attributable to their personal use of company aircraft based on IRS guidelines and are not grossed up by the Company.

Employment Contracts

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries.

Change in Control Severance Agreements

Each of the NEOs has a change of control agreement with the Company. Messrs. Miller and Smith have change in control severance agreements as a result of such agreements being assumed by the Company from CHS in connection with the Spin-off. In September 2017, we entered change in control severance agreements with Messrs. Culotta, Hayes and McCard (together with the change in control severance agreements with Messrs. Miller and Smith, the “CIC Agreements”). Pursuant to the separation and release agreement, each of Mr. Culotta and Mr. Hayes executed a general release in favor of the Company.

The CIC Agreements are considered “double trigger” agreements and require both the occurrence of a change in control of the Company and a qualified termination of employment for any cash severance benefits to become payable.

The CIC Agreements provide for certain compensation and benefits in the event of termination of an NEO’s employment during the period following a change in control of the Company (as defined in the CIC Agreements), (A) by the Company, other than as a result of the NEO’s death or disability within thirty-six (36) months of the change in control for Messrs. Miller and Smith (or twenty-four (24) months for Messrs. Culotta, Hayes and McCard), but not for cause, or (B) by the NEO, upon the happening of certain “good reason” events within twenty-four (24) months of the change in control, including:

•	Certain changes in the NEO’s title, position, responsibilities or duties,

•	A reduction in the NEO’s base salary,

•	Certain changes in the NEO’s principal location of work,

•	The failure of the Company to perform its obligations under or to continue in effect any material compensation or benefit plan, or

•	Certain other employer actions that would cause the NEO to lose the benefits of the CIC Agreement.

Compensation and benefits payable under the CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of:

•	Unpaid base pay,

•	Accrued but unused paid vacation or sick pay and unreimbursed business expenses,

•	Any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs,

•	A pro rata portion of the incentive bonus that would have been earned by the NEO for the year of termination based on actual performance, and

•	The sum of three (3) times the sum of base salary and the greater of:
-	(A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the NEO’s termination of employment occurs or, if greater, the three (3) fiscal years prior to the fiscal year in which a change in control occurs and
-	(B) the target incentive bonus for the fiscal year in which the NEO’s termination of employment occurs assuming the performance objectives were met in full.

•	The NEOs will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination and reimbursement of up to $25,000 to Messrs. Miller and Smith ($10,000 to Messrs. Culotta, Hayes and McCard) for outplacement counseling and related benefits.

•	Messrs. Culotta, Hayes and McCard are (or were, in the case of Messrs. Culotta and Hayes) also entitled to any unpaid bonus with respect to the Company’s prior fiscal year.

In the event that an NEO is entitled to receive payment pursuant to his CIC Agreement, that NEO will not be eligible for additional severance benefits under another arrangement.

Prior to 2009, all change in control severance agreements entered into by CHS with its executive officers entitled the executive officers to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the NEO will be reduced by that amount and no excise tax gross up payment will be paid. Both Messrs. Miller and Smith entered their respective CIC Agreements with CHS prior to 2009, and we assumed the CIC Agreements with Messrs. Miller and Smith from CHS in connection with the Spin-off. We assumed no other CIC Agreements from CHS, and no other CIC Agreements or employment agreements entered into by us since the Spin-off contain any tax “gross-up” provisions.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event an NEO dies or is permanently disabled while employed by the Company, vesting is fully accelerated for all grants under the Company’s Stock Award Plan.

Separation and Release Agreement and Consultancy Agreement with Mr. Culotta

On January 30, 2018, we entered into a Separation and Release Agreement (the “Culotta Separation Agreement”) and a Consultancy Agreement (the “Culotta Consultancy Agreement”) with Mr. Culotta. The Culotta Separation Agreement, effective March 31, 2018, ended Mr. Culotta’s employment with the Company and provided, among other things, that, in exchange for Mr. Culotta’s release of all claims arising out of or relating to Mr. Culotta’s employment with us and his resignation therefrom, Mr. Culotta would receive (i) $900,000, divided and payable in equal payments in accordance with our normal pay cycle over an eighteen (18) month period, and (ii) continuation of health benefits coverage through the term of the Culotta Consultancy Agreement.

Upon Mr. Culotta’s resignation and pursuant to the Culotta Consultancy Agreement, he agreed to advise our management team on issues related to financial matters as requested by Thomas Miller, President and Chief Executive Officer, and/or his designee. The term of the Culotta Consultancy Agreement is April 1, 2018 to March 31, 2020, unless otherwise mutually agreed by the parties. During the term of the Culotta Consultancy Agreement, Mr. Culotta will be entitled to receive consulting fees of $1,000 per month plus $250 per hour of work and will be subject to restrictions on competing with us or our affiliates. He will also continue to vest in any previously granted stock options and restricted stock of the Company in accordance with the applicable vesting schedule.

Additional Executive Compensation Policies

Stock Ownership Policies

The Quorum Health Corporation Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the following officers and non-executive directors of the Company, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash retainer, as applicable, at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Common Stock Required

President/Chief Executive Officer	5.0x salary
Non-Executive Members of the Board	5.0x cash retainer
Executive Vice Presidents	3.0x salary
Other Officers Named in the Company’s Proxy Statement	3.0x salary
Other Officers above Vice President	1.5x salary
Vice Presidents	1.0x salary

Company leaders subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines. Until such time as a Company officer or director satisfies the Stock Ownership Guidelines, that individual will also be required to hold, 50% of the shares received upon lapse of the restrictions on restricted stock and restricted stock units and upon exercise of stock options, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock and restricted stock units issued and held as part of an executive officer’s or director’s long-term compensation, whether or not vested; (iii) Common Stock underlying vested QHC stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate.

Compensation “Clawback” Policy

In connection with the Spin-off, the Board adopted a policy (the “Clawback Policy”) requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity-based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment require a determination by the Board, or an appropriate committee of the Board, that fraud or misconduct by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board or the appropriate committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted or realized. The Company intends to impose such additional recoupment obligations as are necessary to ensure continuing compliance with other applicable laws including compliance with final SEC-clawback rules to be adopted under the Dodd-Frank Act once such final rules have been adopted.

Prohibition on Pledging and Hedging

The Company considers it inappropriate for any director or executive officer to enter into speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors and executive officers from trading in any put or engaging in any short sale or other hedging transaction (including a short sale “against the box”) or equity swap of Company securities, or trading in any call or other derivative on Company securities. The insider trading policy also prohibits any director or executive officer from pledging Company securities, including holding such securities in a margin account.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s independent executive compensation consultant, Mercer, assesses the risk levels of the Company’s executive compensation programs. As part of this assessment, the Compensation Committee reviews the Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking and considers the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee believes that the Company’s compensation programs are designed so that they do not include a compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts or unreasonable performance goals. Additionally, the Company’s executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate excessive risk-taking that could reasonably be expected to have a materially adverse effect on the Company. These principles are reviewed on a periodic basis as a part of the overall enterprise risk assessment.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company’s equity awards to the NEOs are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

R. Lawrence Van Horn, Ph.D., Chair

James T. Breedlove

Joseph A. Hastings, D.M.D.

Summary Compensation Table

The following table includes information regarding our NEOs’ total compensation earned during the years presented. None of our NEOs were named executive officers of CHS during the years presented, and position titles refer to each NEO’s title with the Company. This table is prepared in accordance with SEC rules which require that equity awards be valued based on the grant date fair value of such awards, and there can be no assurance regarding the extent to which the value of such stock-based compensation reflected in the table below (including performance-based restricted stock) will be realized by any executive.

				Plan Based Awards		Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Restricted Stock Awards ($) (2)	Option Awards ($) (3)

Thomas D. Miller	2017	900,030	-	2,135,000	-	-	164,898	33,422	3,233,350
President and	2016	829,529	150,000	3,535,469	-	-	370,945	30,145	4,916,088
Chief Executive	2015	675,000	13,500	1,698,200	-	108,000	348,758	18,290	2,861,748
Officer
Michael J. Culotta (6)	2017	600,020	-	640,500	-	-	-	27,844	1,268,364
Former Executive	2016	510,017	-	1,016,545	-	-	-	24,271	1,550,833
Vice President and	2015	315,000	50,000	291,120	-	31,501	-	20,511	708,132
Chief Financial
Officer
Martin D. Smith	2017	590,023	-	427,000	-	-	14,734	12,838	1,044,595
Executive Vice	2016	590,022	-	981,469	-	-	267,954	15,623	1,855,068
President of	2015	580,000	-	1,698,200	-	40,600	190,196	9,886	2,518,882
Operations
James M. Hayes (6)	2017	400,020	450	298,900	-	-	-	12,242	711,612
Former Senior	2016	389,090	-	505,745	-	-	-	12,045	906,880
Vice President -	2015	360,000	20,000	291,120	-	-	-	11,305	682,425
Operations
R. Harold McCard, Jr.	2017	350,015	-	213,500	-	-	-	17,099	580,614
Senior Vice	2016	329,951	-	378,045	-	-	-	15,281	723,277
President, General
Counsel and
Secretary

(1)	Amounts represent cash-based salary and bonus compensation before any deferrals under CHS’ or the Company’s deferred compensation plans, as applicable.
(2)	The dollar amounts shown in this column represent the fair value of restricted shares on their respective grant dates: February 22, 2017 ($8.54 per share), May 3, 2016 ($12.77 per share), March 1, 2016 ($15.43 per share), and March 1, 2015 ($48.52 per share). The grant date fair value of restricted shares included in the table above is based on a 100 percent probability of meeting the performance conditions. The grant date fair value was computed in accordance with ASC 718. Assuming the highest level of performance conditions are achieved with respect to the 2017 performance-based restricted stock awards (which would result in vesting at a 200% performance level), the stock award values for 2017 would be as follows: Mr. Miller ($3,202,500); Mr. Culotta ($960,750); Mr. Smith ($640,500); Mr. Hayes ($448,350); and Mr. McCard ($320,250).
(3)	No options were granted in 2015, 2016 and 2017.
(4)	Amounts represent the actuarial increase in the present value of the NEO’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in CHS’ and the Company’s financial statements, as applicable, and includes amounts which the NEOs may not currently be entitled to receive because such amounts are not vested. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2017, 2016 or 2015.

(5)	All Other Compensation for the year ended December 31, 2017 consists of the following:

Name	Long- Term Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Relocation ($)	Personal Airplane Use ($)

Thomas D. Miller	4,850	7,950	20,181	-	441
Michael J. Culotta	4,850	7,950	15,444	-	-
Martin D. Smith	1,875	7,950	3,013	-	-
James M. Hayes	1,500	7,950	2,792	-	-
R. Harold McCard, Jr.	3,935	7,950	5,754	-	-

(6)	Mr. Culotta resigned his position as our Executive Vice President and Chief Financial Officer effective March 31, 2018. For a discussion of the amounts paid pursuant to the separation and release agreement and the consultancy agreement with Mr. Culotta, see “— Compensation Discussion and Analysis — Separation and Release Agreement and Consultancy Agreement with Mr. Culotta”. On January 26, 2018, Mr. Hayes was appointed to serve as Regional Vice President of Quorum Health Resources LLC, one of our wholly-owned subsidiaries (a non-executive officer position). Subsequently on March 2, 2018, Mr. Hayes’ employment with us terminated. In connection with the termination, we entered a consultancy agreement with Mr. Hayes that provided that, in exchange for Mr. Hayes’ release of all claims with us, Mr. Hayes would receive $400,020, payable in equal payments in accordance with our normal pay cycle. During the term of the consultancy agreement with Mr. Hayes (March 3, 2018 to May 1, 2020), Mr. Hayes also agreed to consult with our management team on issues related to financial matters requested by us in exchange for consulting fees of $250 per month plus $200 per hour of work. He will also continue to vest in any previously granted stock options and restricted stock of the Company in accordance with the applicable vesting schedule.

Grants of Plan-Based Awards

The following table sets forth information regarding restricted stock awards granted under the Stock Award Plan, including the grant date fair value of these awards, and the range of potential cash incentive payments under the 2016 Employee Performance Incentive Plan for the NEOs for the year ended December 31, 2017. All awards are described in more detail in the Compensation Discussion and Analysis section above. There can be no assurance that the grant date fair value of restricted stock awards will ever be realized.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Options Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Thomas D. Miller		742,500	1,125,000	1,180,125	-	-	-	-	-	-	-
	2/22/2017 (2)	-	-	-	-	-	-	125,000	-	-	1,067,500
	2/22/2017 (3)	-	-	-	62,500	125,000	250,000	-	-	-	1,067,500
Michael J. Culotta		396,000	600,000	629,400	-	-	-	-	-	-	-
	2/22/2017 (2)	-	-	-	-	-	-	37,500	-	-	320,250
	2/22/2017 (3)	-	-	-	18,750	37,500	75,000	-	-	-	320,250
Martin D. Smith		389,415	590,023	618,934	-	-	-	-	-	-	-
	2/22/2017 (2)	-	-	-	-	-	-	25,000	-	-	213,500
	2/22/2017 (3)	-	-	-	12,500	25,000	50,000	-	-	-	213,500
James M. Hayes		158,400	240,000	251,760	-	-	-	-	-	-	-
	2/22/2017 (2)	-	-	-	-	-	-	17,500	-	-	149,450
	2/22/2017 (3)	-	-	-	8,750	17,500	35,000	-	-	-	149,450
R. Harold McCard, Jr.		138,600	210,000	220,290	-	-	-	-	-	-	-
	2/22/2017 (2)	-	-	-	-	-	-	12,500	-	-	106,750
	2/22/2017 (3)	-	-	-	6,250	12,500	25,000	-	-	-	106,750

(1)	As described in the section titled “ – Compensation Discussion and Analysis – Components of the Executive Compensation Program – Cash Incentive Compensation,” no cash incentive compensation awards were paid to the NEOs in 2017. The amounts reported in the “Threshold”, “Target” and “Maximum” columns are annualized dollar amounts for comparison purposes.
(2)	With respect to this February 22, 2017 grant of time-based restricted stock, these awards lapse in one-third increments on each of the first three anniversaries of the grant date. For a further discussion, see “– Compensation Discussion and Analysis – Components of the Executive Compensation Program – Long-Term Incentives”.
(3)	With respect to this February 22, 2017 grant of restricted stock, the performance measure is the achievement of both an adjusted EBITDA performance goal and a net operating revenues goal. The performance period is the two year period beginning January 1, 2017 and ending December 31, 2018. If the performance criteria are met, the awards will fully lapse on the second anniversary of the grant date. For a further discussion, see “– Compensation Discussion and Analysis – Components of the Executive Compensation Program – Long-Term Incentives”.
(4)	Represents the grant date fair value calculated under ASC 718.

Outstanding Equity Awards at Fiscal Year End

The following table shows unvested restricted stock awards as of December 31, 2017 for the NEOs. The table excludes awards issued by CHS which were forfeited/terminated effective as of the date of the Spin-off. The table also excludes CHS stock options held by our NEOs. There were no QHC stock options awarded by QHC following the Spin-off. In accordance with the Employee Matters Agreement, options in CHS were adjusted to preserve the intrinsic value on the date of the Spin-off. These options will remain exercisable until the original stated expiration date.

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

Thomas D. Miller	3/1/2015	(2)	2,917	18,202	—	—
	5/3/2016	(2)	166,667	1,040,002	—	—
	5/3/2016	(3)	23,334	145,604	—	—
	2/22/2017	(4)	125,000	780,000	—	—
	2/22/2017	(5)	—	—	125,000	780,000

Michael J. Culotta	3/1/2015	(2)	500	3,120	—	—
	5/3/2016	(2)	50,000	312,000	—	—
	5/3/2016	(3)	4,000	24,960	—	—
	2/22/2017	(4)	37,500	234,000	—	—
	2/22/2017	(5)	—	—	37,500	234,000

Martin D. Smith	3/1/2015	(2)	2,917	18,202	—	—
	5/3/2016	(2)	33,334	208,004	—	—
	5/3/2016	(3)	23,334	145,604	—	—
	2/22/2017	(4)	25,000	156,000	—	—
	2/22/2017	(5)	—	—	25,000	156,000

James M. Hayes	3/1/2015	(2)	500	3,120	—	—
	5/3/2016	(2)	23,334	145,604	—	—
	5/3/2016	(3)	4,000	24,960	—	—
	2/22/2017	(4)	17,500	109,200	—	—
	2/22/2017	(5)	—	—	17,500	109,200

R. Harold McCard, Jr.	3/1/2015	(2)	500	3,120	—	—
	5/3/2016	(2)	16,667	104,002	—	—
	5/3/2016	(3)	4,000	24,960	—	—
	2/22/2017	(4)	12,500	78,000	—	—
	2/22/2017	(5)	—	—	12,500	78,000

(1)	The market value is based on the closing price of our Common Stock on the NYSE on December 29, 2017 of $6.24 per share, the last trading day of 2017, multiplied by the number of time-based restricted shares or performance-based restricted shares, as applicable.

(2)	These shares are subject to both performance and time-based vesting, with vesting based on the achievement of Company pre-determined objectives during the calendar year after grant. Since all performance measures were met, the awards’ time-based restrictions will now lapse in accordance with the terms of the respective award, which is in one-third increments on each of the first three anniversaries of the grant date.
(3)	These time-based awards vest in one-half increments on the second and third anniversaries of the grant date.
(4)	These time-based awards vest in one-third increments on the first three anniversaries of the grant date.
(5)	These shares are subject to performance-based vesting, with vesting based on the achievement of Company pre-determined objectives during the two-year performance period beginning January 1, 2017 and ending December 31, 2018. If the performance criteria are met, the awards will fully lapse on the second anniversary of the grant date.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of stock awards that vested for our NEOs during the year ended December 31, 2017. There were no QHC stock options awarded or exercised during the period.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (1)

Thomas D. Miller	92,081	422,865
Michael J. Culotta	26,250	115,150
Martin D. Smith	25,414	144,197
James M. Hayes	13,166	61,544
R. Harold McCard, Jr.	9,666	46,189

(1)	The value realized upon vesting is based on the number of shares vesting multiplied by the closing price of our Common Stock on the date the award vested.

Pension Benefits

Prior to the Spin-off, on April 1, 2016, the Company adopted the SERP, and subsequently, amended and restated the SERP on May 24, 2016, for the benefit of our officers and key employees of our subsidiaries. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board administers this plan, and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERP is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three (3) years.

The SERP generally provides that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s annual retirement benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age.

The Company’s NEOs are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. The Deferred Compensation Plan permits participants to defer up to 75% of their annual base salary, service bonus and performance-based compensation, as well as up to 100% of their incentive compensation in any calendar year, subject to any administrative constraints as may be established by the

QHCCS, LLC Retirement Committee, which administers the Deferred Compensation Plan. Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds, and are credited and debited in accordance with the actual financial performance of such funds. Participants elect the investment funds in which their accounts are hypothetically invested. Participants are entitled to receive distribution of their vested accounts generally upon a termination of employment (including by reason of disability or death). However, participants may elect to receive all or a portion of their accounts on a specified date or dates. Distributions generally will be made in a lump sum. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company.

The table below shows the present value of accumulated benefits payable to each of the NEOs as of December 31, 2017, including the number of years of service credited to each such NEO. Under the Company’s SERP, the present value is determined by using discount rate and mortality rate assumptions consistent with those described in the SERP plan document.

This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three (3) years out of the last five (5) full years of service preceding the participant’s termination of employment, divided by three (3), then multiplied by the lesser of (i) 60% or a (ii) percentage equal to 2% multiplied by the participant’s years of service.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas D. Miller	SERP	10.42	2,949,493	—
Michael J. Culotta	SERP	1.67	—	—
Martin D. Smith	SERP	9.00	1,449,005	—
James M. Hayes	SERP	1.67	—	—
R. Harold McCard, Jr.	SERP	1.67	—	—

(1)	The NEOs participating in the SERP receive one year and one month of credited service for each year and one month of actual service.

Non-qualified Deferred Compensation

The following table shows the individual contributions, earnings and account balances for the NEOs in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. We currently provide no contribution nor match to the plan. The participants may select their investment funds in the plan in which their accounts are deemed to be invested.

Distributions from the plan are in a lump sum payment as soon as administratively feasible, but no later than 60 days following the date on which the participant is entitled to receive the distribution. The election for the deferral may not be made less than 12 months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings (Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

Thomas D. Miller	-	284,433	-	1,817,811
Michael J. Culotta	2,500	11,716	(149,385)	-
Martin D. Smith	-	7,624	-	49,379
James M. Hayes	-	7,526	-	37,006
R. Harold McCard, Jr.	52,502	41,220	-	345,491

(1)	Contributions from 2017 salary. These amounts are also included as compensation in the Summary Compensation Table.
(2)	Investment earnings (losses) for 2017.
(3)	Plan Balance as of December 31, 2017.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our NEOs upon termination of employment or a change in control. These amounts are the incremental or enhanced amounts that an NEO would receive that are in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 31, 2017. The closing price of our Common Stock was $6.24 on December 29, 2017.

Named Executive Officer	Cash Severance ($)	Acceleration of Options ($)	Acceleration of Restricted Stock ($)	Retirement Benefit - SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total ($)

Thomas D. Miller
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary Termination	-	-	-	3,748,823	-	-	-	3,748,823
Change in Control of QHC	6,075,000	-	2,763,808	5,561,744	32,397	25,000	6,319,453	20,777,402
Michael J. Culotta (1)
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary Termination	-	-	-	-	-	-	-	-
Change in Control of QHC	3,600,000	-	808,080	-	57,950	10,000	-	4,476,030
Martin D. Smith
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary Termination	-	-	-	-	-	-	-	-
Change in Control of QHC	3,786,084	-	683,810	4,937,947	57,950	25,000	3,702,102	13,192,893
James M. Hayes (1)
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary Termination	-	-	-	-	-	-	-	-
Change in Control of QHC	1,680,000	-	392,084	-	39,097	10,000	-	2,121,181
R. Harold McCard, Jr.
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary Termination	-	-	-	-	-	-	-	-
Change in Control of QHC	1,470,000	-	288,082	-	32,397	10,000	-	1,800,479

(1)	For a discussion of the amounts paid pursuant to the termination of employment of Messrs. Culotta and Hayes, see footnote 6 to the Summary Compensation Table.

Below is a discussion of the estimated payments and/or benefits under four events:

(1)	Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the NEO’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

(2)	Retirement, as defined in the various plans and agreements.

(3)	Involuntary Termination, which includes a termination other than for cause, but does not include a termination related to a change in control of the Company.

(4)	Change in Control of the Company, as defined in the CIC Agreements (for those executives with such agreements) previously described in the “Change in Control Severance Agreements” section of the Compensation Discussion and Analysis section.

Severance Benefits

The hypothetical benefit to be received by any executive of the Company for a particular event should not be combined with any other event, as an NEO could be compensated, if at all, for only one event.

Voluntary Termination. No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement. No severance amounts are payable upon retirement.

Involuntary Termination. No severance amounts are payable in the event of an involuntary termination.

Change in Control of QHC. Pursuant to the CIC Agreements, in the event of both a change in control of the Company and certain qualifying terminations of employment, the NEOs would receive three (3) times the sum of the base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the NEO’s termination of employment occurs or, if greater, the three (3) fiscal years prior to the fiscal year in which a change in control occurs or (B) the target incentive bonus for the fiscal year in which the NEO’s termination of employment occurs, assuming all performance objectives were met in full.

Equity-Incentive Plan Awards

Each NEO has outstanding long-term incentive awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year End Tables above. In certain termination events or upon a change in control where outstanding awards are not assumed by the successor corporation or replaced with awards with a vesting schedule and performance objectives that are equally or more favorable than existing terms, there would be an acceleration of the vesting schedule of restricted stock.

Voluntary Termination. If an NEO voluntarily terminates his employment, or the Company terminates his employment for cause, his unvested restricted stock and unvested performance-based restricted stock will be forfeited.

Retirement. Upon retirement, unvested restricted stock and unvested performance-based restricted stock will be forfeited.

Involuntary Termination. With respect to restricted stock and performance-based restricted stock, if an NEO’s employment is terminated as a result of his death or disability, all unvested restricted stock will fully vest. Additionally, if an NEO is terminated by the Company for any reason other than for cause, the restrictions on his unvested restricted stock will lapse on the later of (i) the first anniversary of the date of grant or (ii) the date of termination of employment. With respect to performance-based restricted stock, if an NEO is terminated by the Company for any reason other than for cause, then the restricted period will not end and the award will continue until such time as the Compensation Committee certifies the extent to which the performance objectives have been attained, and if attained, the restricted period as to the award will lapse. If the performance objectives are not attained, the award will lapse in its entirety. The value of unvested restricted stock that would become fully vested for each of the NEOs is presented in the above table.

Change in Control of the Company. The value of unvested restricted stock that would become fully vested for each of the NEOs is presented in the above table (such acceleration would occur irrespective of whether there is any employment termination in connection therewith).

Other Benefits

In the event of both a change in control of the Company and the occurrence of certain qualifying terminations of employment, the Company provides the continuation of certain health and welfare benefits with values based on the current employer contributions each NEO would have been entitled to receive as prior to the change in control for a term of 36 months. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 to Messrs. Miller and Smith ($10,000 to Messrs. Culotta, Hayes and McCard) for outplacement counseling and related benefits.

Excise Tax Gross-Up

In the event of a hypothetical change in control of the Company, the value of the “gross-up” payments to offset any excise tax imposed by Section 4999 of the IRC for each of Messrs. Miller and Smith is presented in the above table. The “gross up” provision is contained in the CIC Agreements for each of Messrs. Miller and Smith, as assumed by us from CHS in connection with the Spin-off. We assumed no other CIC Agreements from CHS, and no employment agreements entered into by us since the Spin-off contain any tax “gross-up” provisions.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For our 2017 fiscal year:

•	The median of the annual total compensation of all of our employees, excluding the CEO, was $41,792;

•	The annual total compensation of our CEO was $3,233,350, as further described in the Summary Compensation Table; and

•	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 77 to 1.

In determining the pay ratio information provided above, we first identified our median employee for the 2017 fiscal year by using the following methodology, assumptions, adjustments and estimates, as permitted by Item 402(u) of Regulation S-K:

•	We selected December 31, 2017 as the date upon which we would identify our median employee, and, from our tax and payroll records, we compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date; and

•	We used total cash compensation during the 2017 fiscal year as a consistently applied compensation measure to identify our median employee from the remaining employees on the list. For this purpose, we defined total cash compensation as the sum of base wages and annual incentives payable in cash comprising taxable earnings during the fiscal year.

Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of our named executive officers.

It should be noted that the pay ratio disclosure rules of Item 402(u) of Regulation S-K provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee, to calculate the median employee’s annual total compensation and to estimate the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

Fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2017 and 2016 related to the Company’s audit services, audit-related services, tax services and other services, including in connection with the Spin-off, were approved by the Audit and Compliance Committee of the Company and paid by Company. The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2017	2016
	(in thousands)	(in thousands)
Audit fees (1)	$2,375	$2,720
Audit-related fees (2)	295	15
Tax fees (3)	240	—
Other fees (4)	315	325

Total	$3,225	$3,060

(1)	Audit fees include (a) the audit of the Company’s financial statements and (b) the reviews of the Company’s unaudited condensed interim financial statements (quarterly financial statements). In 2016, audit fees include work related to the Spin-off from CHS.
(2)	Audit-related fees include regulatory compliance services that are reasonably related to the performance of the audit or review of the financial statements, including the implementation of new accounting standards.
(3)	Tax fees include professional services in connection with tax compliance and advice.
(4)	All other fees include all other fees for services performed by Deloitte & Touche LLP, including advisory projects.

The Audit and Compliance Committee considered the nature of the services provided by the independent registered public accounting firm, and determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to perform audit services to be performed by our independent registered public accounting firm. One hundred percent of all audit and non-audit services performed by the independent registered public accounting firm during 2017 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services. The Company’s policy does not permit the retroactive approval for “de minimus non-audit services.”

Required Vote

The Audit and Compliance Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2018, except as otherwise footnoted, with respect to ownership of our Common Stock by:

•	each person known by us to be a beneficial owner of more than 5% of our Common Stock;

•	each of our current directors and director nominees;

•	each executive officer named in the Summary Compensation Table; and

•	all of our current directors, director nominees and current executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

	Shares Beneficially Owned (1)
Name	Number		Percent

5% Stockholders:
Davidson Kempner Capital Management LP	2,971,526	(2)	9.5%
Kohlberg Kravis Roberts & Co.	2,853,781	(3)	9.2%
The Goldman Sachs Group, Inc.	2,625,730	(4)	8.4%
Blackrock, Inc.	2,262,633	(5)	7.3%
James D. Dondero	1,722,509	(6)	5.5%
Dimensional Fund Advisors LP	1,545,747	(7)	5.0%
Directors and Director Nominee:
Thomas D. Miller	1,064,139	(8)	3.4%
Terry A. Rappuhn	48,358	(9)	*
James T. Breedlove	78,733	(10)	*
Joseph A. Hastings, D.M.D.	59,208	(11)	*
Barbara R. Paul, M.D.	62,460	(12)	*
Alice D. Schroeder	—		—
R. Lawrence Van Horn, Ph.D.	58,733	(13)	*
Other Named Executive Officers:
Martin D. Smith	201,716	(14)	*
R. Harold McCard, Jr.	92,016	(15)	*
Directors, Director Nominees and Executive Officers as a Group (12 persons)	1,889,043	(16)	6.1%
Former Named Executive Officers:
Michael J. Culotta	232,385	(17)	*
James Matthew Hayes	82,983	(18)	*

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of our Common Stock when such person or persons have the right to acquire them within sixty (60) days after March 31, 2018. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within sixty (60) days after March 31, 2018 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. No QHC options are currently outstanding.
(2)	Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 12, 2018, by Davidson Kempner Capital Management, LP, M. H. Davidson & Co, Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P., Davidson Kempner International, Ltd., Davidson Kempner Distressed Opportunities Fund LP, Davidson Kempner Distressed Opportunities International Ltd., Thomas L. Kempner Jr. and Anthony A. Yoseloff (collectively, the “Kempner Parties”). The shares of Common Stock beneficially owned by the Kempner Parties reflect the following: (i) M. H. Davidson & Co. has shared voting and shared dispositive power with respect to 24,367 shares; (ii) Davidson Kempner Partners has shared voting and shared dispositive power with respect to 149,171 shares; (iii) Davidson Kempner Institutional Partners, L.P. has shared voting and shared dispositive power with respect to 328,354 shares; (iv) Davidson Kempner International, Ltd. has shared voting and shared dispositive power with respect to 359,257 shares; (v) Davidson Kempner Distressed Opportunities Fund LP has shared voting and shared dispositive power with respect to 782,997 shares; (vi) Davidson Kempner Distressed Opportunities International Ltd. has shared voting and shared dispositive power with respect to 1,327,380 shares; and (vii) Davidson Kempner Capital Management LP, Thomas I. Kempner, Jr. and Anthony A. Yoseloff have shared voting and shared dispositive power with respect to 2,971,526 shares. The address of Davidson Kempner Capital Management LP is 520, Madison Avenue, 30th Floor, New York, NY 10022.
(3)

Shares beneficially owned are based on Schedule 13D/A filed with the SEC on May 22, 2017 by KKR Credit Fund Advisors LLC, Powell Investors II Limited Partnership, KKR Special Situations Fund II Limited, KKR Special Situations (EEA) Fund II L.P., KKR Associates Special Situations (EEA) II Limited, KKR Special Situations (Offshore) II Limited (collectively, “KKR Funds”), KKR Credit Advisors (US) LLC, Kohlberg Kravis Roberts & Co. L.P., KKR Management Holdings L.P., KKR Management Holdings Corp., KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited,

KKR & Co. L.P. and KKR Management LLC (collectively, “KKR Holdings”), Henry R. Kravis and George R. Roberts. Each of KKR Funds has sole voting and sole dispositive power with respect 2,513,651 shares. The KKR Holdings have sole voting and sole dispositive power with respect to 2,853,781 shares. Each of Mr. Kravis and Mr. Roberts has shared voting and shared dispositive power with respect to 2,853,781 shares. The address of Kohlberg Kravis Roberts & Co. L.P., KKR Management Holdings L.P., KKR Management Holdings Corp., KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Special Situations (Offshore) II Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC and Mr. Kravis is 9 West 57th Street, Suite 4200, New York, NY 10019. The address of Mr. Roberts is 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. The address of KKR Credit Advisors (US) LLC, KKR Credit Fund Advisors LLC, Powell Investors II Limited Partnership, KKR Special Situations Fund II Limited, KKR Special Situations (EEA) Fund II L.P. and KKR Associates Special Situations (EEA) II Limited is 555 California Street, 50th Floor, San Francisco, CA 94104.
(4)	Shares beneficially owned are based on Schedule 13G filed with the SEC on January 29, 2018, by The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC (collectively, “Goldman Sachs”). Goldman Sachs has shared voting power and shared dispositive power with respect to 2,625,730 shares. The address of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC is 200 West Street, New York, NY 10282.
(5)	Shares beneficially owned are based on Schedule 13G/A filed with the SEC on January 29, 2018, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power and sole dispositive power with respect to 2,262,633 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 14, 2018, by Highland Capital Management Fund Advisors, L.P. (“Highland”), Strand Advisors XVI, Inc. (“Strand”) and James D. Dondero. Highland and Strand have shared voting and shared dispositive power with respect to 1,319,501 shares. Mr. Dondero has shared voting and shared dispositive power with respect to 1,722,509 shares. The address for Highland, Strand and Mr. Dondero is 300 Crescent Court, Suite 700, Dallas, TX 75201.
(7)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 9, 2018, by Dimensional Fund Advisors LP (“Dimensional”). Dimensional has sole voting power with respect to 1,442,285 shares and sole dispositive power with respect to 1,545,747 shares. The address of Dimensional is 6300 Bee Cave Road, Austin, TX 78746.
(8)	Includes 648,335 shares subject to restricted stock awards.
(9)	Includes 20,630 shares subject to restricted stock awards.
(10)	Includes 20,630 shares subject to restricted stock awards.
(11)	Includes 48,733 shares subject to restricted stock awards.
(12)	Includes 20,630 shares subject to restricted stock awards.
(13)	Includes 20,630 shares subject to restricted stock awards.
(14)	Includes 148,335 shares subject to restricted stock awards.
(15)	Includes 66,501 shares subject to restricted stock awards.
(16)	Includes 1,159,592 shares subject to restricted stock awards.
(17)	Includes 116,500 shares subject to restricted stock awards.
(18)	Shares beneficially owned are based the Form 4 filed with the SEC on May 5, 2017. As of March 31, 2018, Mr. Hayes had 56,501 shares subject to restricted stock awards.

* Less than 1%.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2017.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Available for future issuance under equity compensation plans (excluding securities reflected in column (a) ) (1)

Equity Compensation plans approved by security holders	—	$—	2,096,156
Equity Compensation plans not approved by security holders	—	—	—

Total	—	$—	2,096,156

(1)	Represents shares of our Common Stock that may be issued pursuant to non-qualified stock options incentive stock options, stock appreciation rights, restricted stock, performance units, performance-based shares and other share awards under the Stock Award Plan, of 2,096,156 shares. The number of shares shown does not reflect grants made subsequent to December 31, 2017. Awards granted in the form of restricted stock (including restricted stock units), performance awards (including shares issued in respect to performance awards) and other awards that are granted in the Stock Award Plan, as “full-value awards” reduce the number of shares available for grant under the Stock Award Plan by 1.5 shares for each share subject to such an award.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons who are our directors and executive officers, we believe that during 2017 all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section  16(a) filing requirements.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

The Company applies the following policy and procedure with respect to related person transactions. All such transactions are first referred to our General Counsel to determine if they are within the scope of the Company’s written related party transactions policy. Under the Company’s policy, “related person transaction” means those transactions, arrangements or relationships involving the Company and any of its subsidiaries, on the one hand, and any “related person,” on the other hand, excluding any exempted transactions (as described below). Under this policy, a “related person” is defined to mean any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a beneficial owner of 5% or more of our Common Stock (our only class of voting securities) or any immediate family member of such owner, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which any of the foregoing persons has a 5% or more beneficial ownership interest. The Company’s policy exempts related person transactions if it is determined by our General Counsel that the direct or indirect interest a related person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K. If any such transaction is within the scope of the Company’s related party transactions policy, the transaction must be reviewed by the Audit and Compliance Committee to consider and determine whether, among other factors, the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated.

There were no loans outstanding during 2017 from the Company to any of its directors, nominees for director, executive officers, or any beneficial owner of 5% or more of our equity securities, or any family member of any of the foregoing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, Mr. Breedlove, Dr. Hastings, Dr. Van Horn and Mr. Gracey served on our Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Compensation Committee.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The information contained in this Audit and Compliance Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in any such filing.

The Audit and Compliance Committee is currently composed of three Board members. Our Board has determined that each member is independent under the NYSE listing standards and applicable SEC rules and regulations. Our Board has also determined that each member is financially literate in accordance with NYSE listing standards and that our Chair, Terry Allison Rappuhn, qualifies as an “audit committee financial expert” as defined by SEC rules. The Audit and Compliance Committee operates under a written charter adopted by the Board. A copy of this charter is available under the “Corporate Governance” section of the Company’s website, www.quorumhealth.com.

Management is responsible for preparing and the overall reporting process with respect to the Company’s consolidated financial statements, and, with the assistance of the Company’s internal corporate auditors, for establishing, maintaining, and assessing the effectiveness of our internal control over financial reporting. Deloitte & Touche, LLP (Deloitte), the Company’s independent registered public accounting firm, is responsible for planning and conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of our internal controls over financial reporting. Members of the Audit and Compliance Committee met in executive session throughout the year with the Company’s Chief Financial Officer, General Counsel, Chief Compliance Officer, chief audit executive and Deloitte.

The Audit and Compliance Committee annually evaluates Deloitte’s qualifications, performance and independence, and it selected Deloitte as the Company’s independent registered public accounting firm for 2017. This selection was subsequently approved by the Board and was ratified by the Company’s stockholders at the annual meeting of stockholders held on May 16, 2017. The Audit and Compliance Committee also oversees the performance of the Company’s internal audit function managed by the internal corporate auditors. Due to a transition period established by SEC rules and regulations for newly public companies, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 is the first year the Company was required to include a report of management’s assessment regarding internal control over financial reporting or an attestation of our registered public accounting firm. Deloitte reviewed with the Audit and Compliance Committee the planning and scope of the audit of the Company’s consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting. Deloitte updated the Audit and Compliance Committee regarding the audit status, as well as observations from their review of the Company’s quarterly consolidated financial statements. The Audit and Compliance Committee has reviewed, and discussed with management, the chief audit executive and Deloitte, the Company’s audited financial statements for the year ended December 31, 2017, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and Deloitte’s evaluation of the Company’s internal control over financial reporting. In addition, the Audit and Compliance Committee has discussed with Deloitte the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards.

The Audit and Compliance Committee has also discussed and confirmed with Deloitte its independence from the Company and received all required written disclosures and correspondence required by the PCAOB Ethics and Independence requirements. The Audit and Compliance Committee has evaluated and concluded the non-audit services provided by Deloitte to the Company do not impair Deloitte’s independence.

Based on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to our Board that the audited financial statements for the year ended December 31, 2017 and the related footnotes be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by the Audit and Compliance Committee of the Board:

Terry Allison Rappuhn, Chair

James T. Breedlove

R. Lawrence Van Horn, Ph.D.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,

R. Harold McCard, Jr.
Senior Vice President, General Counsel and Secretary

Franklin, Tennessee

April 27, 2018

QUORUM HEALTH CORPORATION

1573 MALLORY LANE, SUITE 100

BRENTWOOD, TN 37027

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43797-P00990                                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUORUM HEALTH CORPORATION

The Board of Directors recommends you vote FOR the following:

1.  To elect seven nominees for director of the Company, nominated by the Board of Directors, with each director to serve until the 2019 annual meeting of stockholders of the Company and until his or her successor is elected and qualified;

Nominees:	For	Against	Abstain

1a. James T. Breedlove	☐	☐	☐

1b. Joseph A. Hastings, D.M.D.	☐	☐	☐

1c. Thomas D. Miller	☐	☐	☐

1d. Barbara R. Paul, M.D.	☐	☐	☐

1e. Terry Allison Rappuhn	☐	☐	☐

1f. Alice D. Schroeder	☐	☐	☐

1g. R. Lawrence Van Horn, Ph.D.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To approve the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.	☐	☐	☐

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E43798-P00990

QUORUM HEALTH CORPORATION

Annual Meeting of Stockholders

June 8, 2018 8:00 AM, CDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas D. Miller and R. Harold McCard, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby designate(s), authorize(s) and empower(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of QUORUM HEALTH CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, CDT on June 8, 2018, at Salon A of the Hilton Garden Inn, 9150 Carothers Parkway, Franklin, Tennessee 37067, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side